EXHIBIT 10.25

EXECUTION COPY

SUBSCRIPTION AGREEMENT ENTERED INTO AT MONTRÉAL, QUÉBEC, AS OF March 29, 2007.

AMONG:

NEXSAN CORPORATION, a Delaware corporation, represented herein by Philip Black, acting as Chief Executive Officer, duly authorized for the purposes hereof as he so declares and having its head office in California;

(hereinafter referred to as the “Corporation”)

AND:

FONDS DE SOLIDARITÉ DES DU QUÉBEC (F.T.Q.), a public legal person duly constituted under the Act to establish the Fonds de solidarité des travailleurs du (F.T.Q.), represented herein by Jacques Bernier acting as Senior Vice-President, Information Technologies, Telecommunications and Industrial Innovations, duly authorized for the purposes hereof as they so declare and having its head office at 545 Crémazie Boulevard East, Suite 200, Montreal, Québec, H2M 2W4; (hereinafter referred to as “Fonds” or the “Investor”)

RECITALS:

WHEREAS the Corporation wishes to issue and sell 15,000,000 Series C Preferred Shares to the Investor and the Investor has agreed to subscribe for the Subscribed Shares, the whole subject to the provisions of this Agreement; and

WHEREAS it is the intention of the Parties that the Investor holds, immediately following the purchase of the Subscribed Shares herein contemplated, 11.93% of the shares of Common Stock of the Corporation on an as-converted basis assuming the exercise or conversion of the Convertible Securities set forth on the closing date capitalization table annexed hereto as Schedule 1.1 (the “Closing Date Capitalization Table”).

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” means with respect to any specified Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Persons;

“Agreement” means this subscription agreement, including all Schedules hereto;

“Applicable Legislation” means all applicable federal, state, provincial, municipal or regional laws, statutes, rules, regulations, by-laws, orders, judgements, decisions, policies, directives, standards, requirements, injunctions, awards or decrees which are applicable to the Corporation or a Subsidiary, as the case may be, their respective property, activities or operations, including, the Environmental Legislation;

“Assureon Product” refers to storage and/or software systems that incorporate any of the products, software, technology, know-how, or invention technology, know-how or inventions conceived or developed by or for, or licensed to, Nexsan Technologies Canada, Inc., formerly known as, AESign Evertrust Inc., including products marketed as Assureon Systems, Assureon Appliances or under any other name, and including software that may be licensed with or without accompanying hardware.

“August 2006 Promissory Notes” means each of the 8% secured convertible subordinated bridge notes dated August 8, 2006 and issued by the Corporation to Beechtree Capital LLC, First Gen-E de Consultoria SA, Ledgewood Properties, Inc. Profit Sharing Plan, RRE Ventures Fund III, L.P., RRE Ventures III, L.P., RRE Ventures III-A, L.P., Sanders Opportunity Fund, LP, Sanders Opportunity Fund (Inst) LP, Don A. Sanders, Katherine U. Sanders, VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV Principals Fund, L.P., VantagePoint Venture Partners IV, L.P., Wayne Kauth, and Don Weir & Julie Ellen Weir JT Ten;

“Board” means the board of directors of the Corporation;

“Business Day” means a day other than a Saturday, Sunday or other days that are statutory holidays in the State of New York or in the Province of Quebec;

“Code” means the Internal Revenue Code of 1986, as amended;

“Closing” means the closing of the subscription, conversion, purchase and issuance of the Subscribed Shares, as contemplated in Article 2 hereof and the concurrent execution and delivery of the applicable Transactions Documents;

“Closing Date” means March 29, 2007, or such other date as the parties hereto may agree upon;

“Closing Date Capitalization Table” has the meaning ascribed thereto in the recital hereto;

“Common Stock” means the Corporation’s Common Stock, the rights, privileges, restrictions and conditions of which are set out in the Restated Certificate;

“Company IP” means Intellectual Property that is used in and material to the business of the Corporation as currently conducted, excluding Mass Market Software;

“Control” means with respect to any Person, (a) any other Person who has power, directly or indirectly, either to (i) vote 50% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise, or (b) any other Person who is a director, officer, shareholder, member or partner who has 50% or more of the securities having ordinary voting power for the election of directors or managers (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in the preceding clause (a).

“Convertible Securities” means any right, unit, option, warrant or any other security including, without limitation, any debenture, note or any other instrument or agreement evidencing indebtedness of the Corporation including without limiting the generality of the foregoing, the Terrapin Loan, which may be converted or exchanged into or exercisable for shares of the Corporation or which carries a right to acquire shares in the share capital of the Corporation;

“Default” means:

(a)                                  the occurrence of an Insolvency Event; and

(b)                                 a material breach of any obligation of the Corporation provided in any Transaction Document, including a material breach or material inaccuracy of material representations and warranties provided therein;

A breach referred to in paragraph (ii) above shall not constitute a “Default” hereunder (unless such breach is not curable) if the Corporation remedies such breach within 30 days of knowledge of such breach.

“Employee” means any individual who renders services to the Corporation under its supervision and control, whether at full or part time, including, without limitation, any officer, manager, employee, agent, trainee or student;

“Employee Promissory Notes” means the Promissory Note, dated January 4, 2001, issued by Diamond Lauffin, the Promissory Note, dated January 4, 2001, issued by James Molenda, and the Promissory Note, dated January 4, 2001, issued by Mohan Vachani, as amended, and the restricted stock purchase agreements, pledge agreements and other instruments executed and delivered in connection therewith.

“Encumbrances” means a mortgage, a deed of trust, lien, loan, charge, an assignment in guarantee, a security interest, a lien, a pledge, a security, a hypothec or any other charge or encumbrance;

“Environmental Legislation” means all applicable federal, state, provincial, municipal, regional or foreign laws, statutes, rules, regulations, by-laws, judgements, decisions, decrees, directives, standards, requirements, injunctions, awards, orders, policies, permits, notices, approvals, licences, certificates or other authorisations of any governmental authority in effect relating to (a) the releases or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum, or any fraction thereof (“Hazardous Substance”), (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substance;

“ERISA” has the meaning ascribed thereto in Section 4.9.7;

“Existing Noteholders” means Beechtree Capital LLC, First Gen-E de Consultoria SA, Ronald Greenberg, Wayne Kauth, Ed Klimerman & Janet Walden, Ledgewood Properties, Inc. Profit Sharing Plan, Alfred Mandel, Brian Potiker, RRE Ventures III L.P., RRE Ventures III-A, L.P., RRE Ventures Fund III L.P., Giovanni Saladino, Sanders Opportunity Fund, LP, Sanders Opportunity Fund (Inst) LP, Don A. Sanders, Katherine U. Sanders, VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., VantagePoint Venture Partners IV (Q), L.P., and Don Weir & Julie Ellen Weir JT Ten;

“Financial Statements” has the meaning ascribed thereto in Section 4.5.1;

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time;

“Insolvency Event” means the institution by the Corporation or a Subsidiary of any proceeding to be adjudicated bankrupt or insolvent or to be dissolved or wound up, or the consent of the Corporation or Subsidiary to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws and the failure by the Corporation or Subsidiary to contest in good faith any such proceedings commenced in respect of the Corporation or Subsidiary within forty-five days of becoming aware thereof, or the consent by the Corporation or Subsidiary to the filing of any such petition or to the appointment of a receiver, or the making by the Corporation or Subsidiary of a general assignment for the benefit of creditors, or the cessation by the Corporation or Subsidiary to carry on business in its ordinary course;

“Intellectual Property” or “IP” means, in any jurisdiction: (i) patents and patent rights, and the subject matter thereof; (ii) trademarks, trade names, service marks, brand names, certification marks, trade dress and other indications of origin, whether registered or not and the goodwill associated therewith; (iii) copyrights, whether registered or not, and the subject matter thereof, including computer programs, source codes, databases and the documentation therefor; (iv) trade secrets and other confidential or non-public information including inventions, formulae, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, drawings, schematics, specifications, plans, proposals and technical data; (v) domain names, whether or not used or currently in service; (vi) industrial designs; and (vii) registrations of, and applications to register any of the foregoing, and any renewal, extension, reissue, division, continuation, continuation in part, patent of addition, re-examination, derivation or modification thereof;

“Investor” has the meaning ascribed thereto in the recital hereto;

“IP Assignment Agreements” has the meaning ascribed thereto in Section 4.9.10;

“January 2006 Promissory Notes” means each of the 8% secured convertible subordinated promissory notes dated January 27, 2006 and issued by the Corporation to means Beechtree Capital LLC, First Gen-E de Consultoria SA, Ronald Greenberg, Wayne Kauth, Ed Klimerman & Janet Walden, Ledgewood Properties, Inc. Profit Sharing Plan, Alfred Mandel, Brian Potiker, RRE Ventures III L.P., RRE Ventures III-A, L.P., RRE Ventures Fund III L.P., Giovanni Saladino, Sanders Opportunity Fund, LP, Sanders Opportunity Fund (Inst) LP, Don A. Sanders, Katherine Sanders, VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, VantagePoint Venture Partners (Q), L.P., and Don Weir & Julie Ellen Weir JT Ten;

“Key Employees” means Thomas Gosnell and the Corporation’s CEO and CFO from time to time;

“Knowledge” where any representation or warranty contained in this Agreement is expressly qualified by reference to “knowledge”, it shall be deemed to refer to the actual knowledge of the Person making the representation or warranty and, to the extent that such Person does not possess sufficient knowledge of the facts or matters relating to any such representation or warranty, such Person has obtained and/or confirmed the truth of the same through reasonable inquiries of other Employees of the Corporation who, having regard to their positions, job descriptions and responsibilities, should reasonably be expected to have and disclose knowledge and information relevant to the representation and warranty in question. The knowledge of the Corporation shall only include the knowledge of the officers, directors and managers of the Corporation;

“Mass Market Software” means software available at retail, the loss of use of which would not have a material adverse effect upon the business of the Corporation;

“Material Contract” means any contract, agreement, lease, commitment or other instrument, whether written or oral, to which the Corporation is a party or by which it is bound and (a) which is related to the Company IP that is owned by or exclusively licensed to the Corporation or (b) which requires the provision by the Corporation to any Person of goods or services having a fair value in excess of $100,000;

“Nexsan Canada” means Nexsan Technologies Canada Inc.;

“Parties” means collectively the Investor and the Corporation;

“Person” means any individual, company or corporation with or without share capital, partnership, limited liability company, joint venture, association, trust, unincorporated organisation, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Preferred Stock” means the Series A Preferred the Series B Preferred Stock and the Series C Preferred Stock;

“Product” means the products which are listed on Schedule 4.4.20;

“Registration Rights Agreement” means the Third Amended and Restated Registration Rights Agreement dated as of the date hereof between Fonds, VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., Ventures LLC, RRE Ventures III L.P., RRE Ventures III-A, L.P., First Gen-e-Servicios de Consultoria SA and the Corporation and the other parties named therein, if any;

“Restated Certificate” means the second amended and restated certificate of incorporation dated on or about the date hereof and attached hereto as Schedule 1.2;

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Series A Preferred Stock” means the Corporation’s Series A Convertible Preferred Stock, $0.001 par value, the rights, privileges, restrictions and conditions of which are set out in the Restated Certificate;

“Series B Preferred Stock” means the Corporation’s Series B Convertible Preferred Stock, $0.001 par value, the rights, privileges, restrictions and conditions of which are set out in the Restated Certificate;

“Series C Preferred Stock” means the Corporation’s Series C Convertible Preferred Stock, $0.00001 par value, the rights, privileges, restrictions and conditions of which are set out in the Restated Certificate;

“Series C QIPO” has the meaning ascribed to such terms in the Restated Certificate;

“Shareholders’ Agreement” means the second amended and restated stockholders agreement executed as of the date hereof among the Corporation, Fonds, VantagePoint Ventures Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., Vantage Point Ventures Partners IV Principals Fund, L.P. and RRE Ventures III LP, RRE Ventures Fund III L.P., RRE Ventures III-A, L.P., and the other parties, thereto, if any.

“Stock Option Plan” means the Nexsan Corporation 2001 Stock Plan, as amended from time to time;

“Subscribed Shares” has the meaning ascribed thereto in Section 2.1

“Subscription Price” has the meaning ascribed thereto in Section 2.1

“Subsidiary” means any legal entity presently or in the future Controlled by the Corporation;

“Terrapin Conversion” has the meaning ascribed to such term in Section 3.6;

“Terrapin Loan” has the meaning ascribed to such term in Section 7.2.1(c); and

“Transaction Documents” means:

(a)                                  this Agreement;

(b)                                 the Shareholders’ Agreement;

(c)                                  the Registration Rights Agreement; and

(d)                                 Share Subscription.

1.2                                 Recital And Schedules

The recitals and following Schedules form an integral part of this Agreement:

Schedule 1.1                                                                             Closing Date Capitalization Table

Schedule 1.2                                                                             Restated Certificate

Schedule 3.3.4                                                                    Form of Declaration

Schedule 4.1.2                                                                    List of Subsidiaries

Schedule 4.1.3                                                                    By-laws

Schedule 4.1.5                                                                    Post Closing Capitalization Table

Schedule 4.1.6                                                                    Company Plans

Schedule 4.1.8                                                                    Business Locations

Schedule 4.1.11                                                              Consents

Schedule 4.4.1                                                                    Company IP

Schedule 4.4.2                                                                    Third Party IP Rights

Schedule 4.4.4                                                                    Employee IP Rights

Schedule 4.4.6                                                                    Restrictions on Company IP

Schedule 4.4.7                                                                    Infringement

Schedule 4.4.8                                                                    Infringement of Company IP

Schedule 4.4.10                                                              Non-Compliance

Schedule 4.4.11                                                              Royalties

Schedule 4.4.12                                                              No Conflict

Schedule 4.4.13                                                              Government Rights to Company IP

Schedule 4.4.18                                                              Warranties

Schedule 4.4.19                                                              Non-Competition Agreement

Schedule 4.4.20                                                              Products

Schedule 4.5.1                                                                    Financial Statements

Schedule 4.5.2                                                                    Encumbrances

Schedule 4.5.3                                                                    Indebtedness

Schedule 4.5.4                                                                    Other Indebtedness

Schedule 4.5.7                                                                    Conduct of the Business

Schedule 4.5.8                                                                    List of accounts with financial institutions

Schedule 4.6.1                                                                    Material Contracts

Schedule 4.8                                                                             Proceedings

Schedule 4.9.1                                                                    Employee Contracts

Schedule 7.2.4                                                                    Form of CFO Confirmation

1.3                                 Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4                                 Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5                                 Time Periods

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day

1.6                                 Business Days

If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be required to be made or taken on the next Business Day.

1.7                                 Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.8                                 Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in the currency of the United States.

1.9                                 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.10                           Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and replaces all prior contracts, agreements, commitments and undertakings relating to the subject matter hereof, including the letter of offer dated December 22, 2006.

ARTICLE 2
SUBSCRIPTION

2.1                                 In consideration of the covenants, representations, warranties and undertakings set out herein, Fonds hereby subscribes on the Closing Date for 15,000,000 shares of Series C Preferred Stock (the “Subscribed Shares”) at a price of $0.50 per share, for a total consideration of $7,500,000 (the “Subscription Price”).

2.2                                 The Corporation accepts the subscription for the Subscribed Shares referred to in Section 2.1, and agrees, subject to the terms and conditions of this Agreement, to issue 15,000,000 shares of Series C Preferred Stock for the Subscription Price.

2.3                                 The subscription contemplated by this Article 2 shall be subject the conditions precedent set forth in Section 7.2 and any other conditions set forth in this Agreement and the Transaction Documents.

ARTICLE 3
OBLIGATIONS OF THE CORPORATION

3.1                                 As of the date hereof, for so long as the Investor holds at least twenty percent (20%) of the Series C Preferred Shares originally issued to it (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, capitalization changes and like events), the Corporation covenants, represents and warrants that the Corporation and its Subsidiaries will comply with the following obligations and acknowledges that the Investor is relying on these covenants for the purpose of its subscription:

3.1.1                      The Corporation shall make a capital contribution to Nexsan Canada in an amount not less than $2,000,000 to be used by Nexsan Canada only for its ongoing operations.

3.1.2                      The Corporation shall use the balance of the Subscription Price to (i) fund the development of the Assureon Product and (ii) fund the global commercialisation of the Assureon Product.

3.1.3                      The Corporation shall obtain adequate insurance policies within 30 days from the date hereof covering directors’ civil liability, including a proper error and omission coverage and a proper coverage in case of insolvency of the Corporation, for a minimum coverage of $2 millions to the entire satisfaction of the Fonds and shall maintain such insurance policies.

3.1.4                      The Corporation shall maintain adequate insurance policies of the following types:

(a)                                  covering its assets as well as any loss of income in the event of business interruption and regarding the Corporation’s civil liability; and

(b)                                 to the extent available or at commercially reasonable terms and at reasonable rates as determined by the Board, life insurance policy on the life of each of Thomas Gosnell and Philip Black in the minimum amount of US$1,000,000 per person, the owner and beneficiary of which shall be the Corporation, free of all Encumbrances.

3.1.5                      The Corporation and any subsidiary shall maintain adequate general insurance coverage and liability insurance on their assets and shall make such amendments to their insurance coverage as the Board may deem necessary from time to time;

3.1.6                      The Corporation shall adopt and maintain in full force and effect an indemnification by-law for its directors providing the maximum indemnification permitted by the Applicable Legislation;

3.1.7                      The Corporation shall reflect in its financial statements any and all of its transactions, agreements and undertakings as required by and in accordance with GAAP, consistently applied;

3.1.8      The Corporation shall comply with the obligations set forth in the Shareholders’ Agreement as amended from time to time;

3.1.9      The Corporation shall comply with the Applicable Legislation in all material respects and obtain and renew all material permits, certificates, licenses, patents, trademarks and other authorisations required to conduct its business;

3.1.10    The Corporation shall use commercially reasonable efforts to ensure that each person, the services of which are to be retained after the date of this Agreement by the Corporation, or by any Subsidiary thereof, either as an Employee, consultant or independent contractor, and who will have access to any of trade secrets or other confidential information that is used in and material to the business of the Corporation or Subsidiary (as the case may be) as then conducted, executes a non-disclosure and confidentiality undertaking with respect to such trade secrets or confidential information and that each such Employee located in Canada executes a non competition clause and that each such Employee regardless of location executes a non-solicitation clause in accordance with the guidelines adopted from time to time by the Board;

3.1.11    The Corporation shall use commercially reasonable efforts to ensure that each Person, the services of which are to be retained after the date of this Agreement by the Corporation, or by any Subsidiary thereof, either as an Employee, consultant or independent contractor, and who will be responsible for or participate in the development of any of the Intellectual Property (other than Intellectual Property that is licensed to the Corporation) that is used in and material to the business of the corporation or the Subsidiary (as the case may be) as then conducted, executes an IP Assignment Agreement; and

3.1.12    The Corporation shall send to the Fonds a written notice of the Terrapin Conversion within ten (10) days of such conversion.

3.2                               Representatives of the Investor will have the right during normal business hours to examine the books and records of the Corporation, to make copies, notes, and abstracts therefrom, to discuss the Corporation’s affairs with the officers, directors, Key Employees, and accountants of the Corporation, and to make or cause to be made an independent examination and/or audit (at such investor’s expense) of the books and records of the Corporation.

3.3                               The Corporation shall provide to the Fonds, at no charge, on behalf of itself and each of its Subsidiaries, the following documentation:

3.3.1                      Within 180 days following the end of each fiscal year, the annual audited consolidated financial statements of the Corporation, as well as the auditor’s report with respect to any non arm’s length transaction, if any, thereon. “Financial Statements” mean financial statements of the Corporation and its Subsidiaries, on a consolidated basis or in a non consolidated basis, if any, prepared in accordance with GAAP;

3.3.2                      Within 30 days following the end of each month, the unaudited monthly financial statements;

3.3.3                      No later than 30 days before the end of each fiscal year, an annual operations and capital expenditures budget which must be approved by the Board;

3.3.4                      At each meeting of the Board, a declaration of the CEO or CFO regarding directors’ statutory liabilities true to the form submitted by the Fonds in the form annexed hereto as Schedule 3.3.4;

3.3.5                      Within 20 days following each meeting of the Board, a copy of the minutes of said meeting;

3.3.6                      Promptly following receipt thereof, a copy of any notice, letter or other document informing the Corporation of the institution of any material legal proceedings or contestation against the Corporation or any legal proceedings or contestation against the Corporation involving individually or in the aggregate amount $100,000;

3.3.7                      Promptly following receipt thereof, confirmation of renewal or non-renewal, as the case may be, of any insurance policy of which the Corporation is beneficiary;

3.3.8                      Promptly upon receipt, a copy of any notice, letter or other document advising the Corporation of any material violation of any law, regulation, policy or other requirement of any authority, or the occurrence of any event of default pursuant to a Material Contract to which the Corporation is a party; and

3.3.9                      Within a reasonable delay, depending on the circumstances, any other document or information reasonably required by the Fonds.

3.4         The Corporation shall comply with the Applicable Legislation in all material respects and obtain and renew all permits, certificates, licenses, patents, trademarks and other authorisations required to conduct its business.

3.5         For so long as the Fonds is a shareholder of the Corporation, the Corporation agrees, for the benefit of all Employees residing in Quebec, to:

3.5.1                      Contribute, from the date of this Agreement, to the purchase of shares of the Fonds at the rate of one dollar ($1.00) for each dollar invested by each such Employee, up to a maximum amount of two hundred fifty dollars ($250.00) per employee, per year;

3.5.2                      Establish a payroll deduction mechanism enabling such Employees to purchase shares in the Fonds through direct payroll deductions;

3.5.3                      Establish a system to enable such Employees of the Corporation to benefit from provincial and federal tax advantages with respect to such Employees’ subscription for shares of the Fonds;

3.5.4                      From the date of this Agreement, contribute to the “Fondation de la formation économique du Fond de solidarité FTQ” (Economic Training Foundation), in the amount of forty dollars ($40.00) (plus taxes), per each such Employee, per year, said amount being payable each year within thirty (30) days of the Corporation’s financial year end; and

3.5.5                      Collaborate with the Fonds in order to furnish to the Fonds all necessary information required to determine (i) the number of jobs created or maintained in the Province of Québec and (ii) the economic impact both resulting from the purchase of the Subscribed Shares by the Fonds.

3.6                                 In addition to and not in limitation of any other rights of the Investor under the Restated Certificate or the Shareholders’ Agreement, if (i) the Terrapin Loan is converted in accordance with its terms to shares of Common Stock or Convertible Securities (the “Terrapin Conversion”) or (ii) there shall have existed on the Closing Date, immediately prior to the Closing, any issued and outstanding shares of Common Stock or Convertible Securities other than those referred to or identified in the Closing Date Capitalization Table (“Undisclosed Shares”), then, in either such event, the Corporation shall so notify the Investor (the “Adjustment Notice”). The Adjustment Notice shall include (A) in case of the Terrapin Conversion, the number of shares of Common Stock or Convertible Securities issued upon such conversion and (B) in the case of Undisclosed Shares, the number and type of Undisclosed Shares, as well as a calculation by the Corporation of the percentage of the voting and participating shares of the Corporation the Investor would have owned as of the Closing Date (calculated in the manner used in determining the percentage ownership of the Investor as set forth in Section 4.1.12) if the Terrapin Conversion or the issuance of the Undisclosed Shares had occurred immediately prior to the Closing and had been reflected on the capitalization table attached hereto as Schedule 4.1.5 (the “Adjusted Percentage”). In the event the Adjusted Percentage (calculated in the manner set forth on Schedule 4.1.5) is less than 11.93% (the ”Agreed Percentage”), then the Corporation shall forthwith (and in no event later than ten (10) Business Days following delivery of the Adjustment Notice) issue to the Investor an additional number of Series C Preferred Shares (which shall for all purposes of this Agreement be deemed “Subscribed Shares” and which shall be deemed to have been paid for upon payment of the Subscription Price) such that, giving effect to the issuance of such additional Series C Preferred Shares immediately after the Closing as of the Closing Date, the Investor would have held 11.93% of the voting and participating shares of the Corporation on an as-converted basis assuming the exercise or conversion of the Convertible Securities reflected on the capitalization table annexed hereto as Schedule 4.1.5 (calculated in the same manner used in Schedule 4.1.5 but for the addition of the Undisclosed Shares or the shares issued upon the Terrapin Conversion, as the case may be).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation represents and warrants to the Investor the following representations and warranties. It is acknowledged that the Investor is relying upon said representations and warranties for the purpose of the transactions herein contemplated, and that each of them constitutes an essential condition to the subscription by the Investor. For the purposes of this Article 4, “Corporation” shall include any Subsidiary, unless the context requires otherwise.

4.1                                 As to the Legal Status

4.1.1                      The Corporation is duly constituted, organized and validly subsisting and in good standing under the laws of the State of Delaware and has the capacity, the power and is duly qualified to own or lease its assets and to carry on its business as it presently does and each of its Subsidiaries is duly constituted, organized and validly subsisting and in good standing under the laws of its jurisdiction and has the capacity, the power and is duly qualified to own or lease its assets and to carry on its business as it currently does.

4.1.2                      The Subsidiaries listed in Schedule 4.1.2 are all the Subsidiaries. Except for the Exchangeable Shares held by Thomas Gosnell in 6360319 Canada Inc., the Corporation is the sole registered and beneficial owner of all of the issued and outstanding shares in the capital of each of the Subsidiaries, except as set forth on Schedule 4.1.2 free and clear of all Encumbrances. The Corporation does not own, or have any interest in any share or have an ownership interest in any other Person other than its shareholdings in the Subsidiaries.

4.1.3                      Schedule 1.2 and Schedule 4.1.3 contain a complete and certified copy of the Restated Certificate and by-laws of the Corporation, as amended, in force as of the date hereof and there are no undertakings to amend such certificate or by-laws.

4.1.4                      The Corporation has reserved 13,083,878 shares of Common Stock for issuance to officers, directors, Employees and consultants of the Corporation, and each of its Subsidiaries, pursuant to the Stock Option Plan duly adopted by the Board and approved by the Corporation’s stockholders. Of such reserved shares of Common Stock, 4,237,500 shares have been issued pursuant to restricted stock purchase agreements and 4,076,176 shares are issuable upon the exercise or have been granted and are currently outstanding, and 4,770,202 shares of Common Stock remain available for issuance to officers, directors, Employees and consultants pursuant to the Stock Option Plan. The Corporation has furnished to the Investor complete and accurate copies of the Stock Option Plan and forms of agreements used thereunder. The Corporation has no stock option plan other than the Stock Option Plan.

4.1.5                      Schedule 4.1.5 sets forth the capitalization of the Corporation, excluding its Subsidiaries, immediately following the Closing, including the number of shares of the following: (i) issued and outstanding shares of Common Stock, including, with respect to restricted shares of Common Stock, vesting schedule and repurchase price; (ii) issued stock options, including vesting schedule and exercise price; (iii) issued and outstanding shares of each series of Preferred Stock; and (iv) each Convertible Securities, including exercise period and exercise price, if any. Except for (A) the conversion privileges of the Subscribed Shares to be issued under this Agreement, (B) the rights provided in the Shareholders’ Agreement, (C) the conversion privileges of the Series A Preferred Stock and Series C Preferred Stock and (D) the securities and rights described in Section 4.1.4 and Schedule 4.1.5, there are no outstanding options, units, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Corporation any shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. All of the Subsidiaries of the Corporation are wholly-owned by the Corporation directly or indirectly, except as set forth on Schedule 4.1.2.

4.1.6                      Except as set forth on Schedule 4.1.6., (i) none of the Corporation’s stock option agreements contain a provision for acceleration of vesting or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events; (ii) the Corporation has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means; and (iii) the Corporation has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

4.1.7                      No stock options, stock appreciation rights or other equity-based awards issued or granted by the Corporation are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409(A)(d)(1) of the Code and the guidance thereunder) under which the Corporation makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code based on a reasonable, good-faith interpretation of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Corporation will be, subject to the penalties of Section 409A(a)(1) of the Code.

4.1.8                      The Corporation’s principal establishment is presently situated in Los Angeles County, California and the Corporation and its Subsidiaries have places of business in the locations set forth on Schedule 4.1.8.

4.1.9                      The Corporation has the capacity, the power and is duly qualified to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. These agreements have been duly signed by an authorized representative of the Corporation and they do not contravene any Applicable Legislation and each of these agreements is a valid and binding obligation of the Corporation, enforceable in accordance with its respective terms subject to usual reservations relating to solvency and unenforceable rights.

4.1.10                Neither of the execution or delivery of the Transaction Documents, the issuance of the Subscribed Shares nor the performance by the Corporation of any of its obligations under the Transaction Documents will be in conflict, contravene, breach or result in any default under the Restated Certificate, by-laws, constating documents or other organizational documents of the Corporation or, upon receipt of the consents referred to in Schedule 4.1.11, under any mortgage, lease, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which the Corporation is a party or by which the Corporation may be bound or be subject.

4.1.11                No authorization, consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or any other Person is required of the Corporation in connection with the execution, delivery or performance of the Transaction Documents by the Corporation or the issuance of any of the Subscribed Shares, except for the consents set forth on Schedule 4.1.11.

4.1.12    Upon the issuance of the Subscribed Shares, the Investor will own shares which represent 11.93% of the voting and participating shares of the Corporation calculated in the manner set forth on Schedule 4.1.5.

4.1.13    The Corporation is not aware of nor has taken any action, directly or indirectly, that would result in a violation by the Corporation of the Foreign Corrupt Practices Act (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Corporation with respect to the financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder applicable to the Corporation, and any related or similar rules, regulations or guidelines applicable to the Corporation, issued, administered or enforced by any governmental agency, is pending or, to the best knowledge of the Corporation, threatened. The Corporation is not currently subject to any sanctions administered by the Office of Foreign Control of the U.S. Department of the Treasury.

4.2         As to the Operations

4.2.1                      The corporate minute books of the Corporation record accurately, in all material respects, all material decisions of the Board and of the shareholders of the Corporation taken at a meeting of the Board or by written consent thereof. All transactions reflected therein have been duly approved in accordance with any shareholders’ agreement then in force. To the Knowledge of the Corporation, the copy of the minute books of the Corporation provided to the Investor contains minutes of all regular and special meetings of the directors and shareholders since the date of incorporation.

4.2.2                      The accounting books and records of the Corporation and its Subsidiaries, are true and correct in all material respects and present accurately the financial situation of the Corporation and its Subsidiaries and their operating results for the relevant financial periods, in accordance with GAAP, and, to the Knowledge of the Corporation, all the material transactions of the Corporation (including any transaction not effected in the ordinary course of business) have been duly reflected in such books and records.

4.2.3                      Except where the Corporation’s failure or any Subsidiary’s to be so qualified would not have a material adverse effect, the Corporation and each of its Subsidiaries is duly qualified to carry on business in all jurisdictions in which it possesses assets or conducts and carries on business, and the Corporation complies and has complied with Applicable Legislation and owns or has the right to use all permits, licenses, and all other authorisations required to conduct its business as it is now being conducted and complies with said permits, licenses, and authorisations.

4.2.4                      The operations, equipment, buildings, immovables and the property that the Corporation and each of its Subsidiaries owns, leases or occupies are in compliance in all material respects with Applicable Legislation, including, without limitation, applicable Environmental Legislation and to the Corporation’s Knowledge, there are no facts known by the Corporation that would be reasonably likely to give rise to a notice of material non-compliance with Applicable Legislation.

4.2.5                      The Corporation has never received a notice of infraction, been found guilty of an offence, been subjected to any judgment, injunction or other proceeding, been imposed a fine or otherwise sentenced for non-compliance with Environmental Legislation or settled prosecution or other proceeding short of conviction in connection therewith for which any outstanding or unresolved damages exist. The Corporation is in compliance in all material respects with Environmental Legislation.

4.2.6                      The Corporation has never received any written notice or request for information in the context of any federal, state, provincial, regional or municipal enquiry or inspection in environmental matters and the Corporation has no Knowledge of any facts that would be likely to give rise to any notice that the Corporation is potentially responsible for any remedial action under Environmental Legislation.

4.2.7                      There is no action, claim, suit or proceeding, pending or, to the Knowledge of the Corporation, threatened against the Corporation, its Employees, agents, shareholders and directors, or involving the Corporation or its assets relating to environmental matters before any court, tribunal, commission, agency or other governmental entity and, to the best of the Knowledge of the Corporation, there is no event or fact based on which such action, suit or proceedings may be instituted.

4.2.8                      To the best of its Knowledge and except as disclosed in any Schedule to this Agreement, there is no event related specifically to the operations of the Corporation which is reasonably likely to have a material negative impact on the business or income of the corporation other than economic events affecting businesses in general.

4.3         Assets

4.3.1                      The Corporation does not own any immovable property.

4.3.2                      The Corporation or a Subsidiary presently leases premises at 21700 Oxnard Street, Suite 1850, Woodland Hills, California and the locations listed on Schedule 4.1.8. Except as set forth on Schedule 4.1.8 the Corporation has not received any notice, nor is it aware of any information which would reasonably lead it to conclude that the Corporation or such Subsidiary may not use said premises.

4.3.3                      All leased premises, machinery, equipment, rolling stock, office furniture and improvements to leased premises, whether owned or used by the Corporation or a Subsidiary, are in good repair and in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for machinery and equipment of comparable age. Such assets are used in compliance in all material respects with all Applicable Legislation and are free and clear of all Encumbrances.

4.3.4                      The inventory of the Corporation is in good condition and is not obsolete other than to the extent reserves have been established in accordance with GAAP and reflected in the Financial Statements.

4.4         As to the Intellectual Property

4.4.1                      Schedule 4.4.1 hereto sets forth a complete and accurate description of all issued patents, pending patent applications and registrations and pending applications for other Intellectual Property owned or filed by the Corporation. Except as set out in Schedule 4.4.1, the Corporation is the sole and exclusive and record owner of such patents, registrations and applications, and such patents, registrations and applications are held by the Corporation free and clear of any and all Encumbrances whatsoever and have not expired, been cancelled, or lapsed for failure to be renewed or maintained or maintain fees paid. To the Knowledge of the Corporation, all the true authorship or inventorship were correctly named in the applications or registration for the Company IP filed by the Corporation.

4.4.2                      Schedule 4.4.2 hereto sets forth a complete and accurate list of the agreements pursuant to which Company IP is owned by Persons other than the Corporation and is licensed to the Corporation.

4.4.3                      The Corporation owns or has a right to use the Company IP as it is currently being in the business of the Corporation and the Company IP constitutes all of the Intellectual Property necessary for the proper carrying on of the Corporation’s business as currently conducted.

4.4.4                      Except as set forth in Schedule 4.4.4, to the Knowledge of the Corporation no director, shareholder, Employee, consultant or independent contractor of the Corporation or any other Person holds any rights in the Company IP that is owned by or exclusively licensed to the Corporation.

4.4.5                      All Persons, including current and former Employees (including Key Employees), consultants and independent contractors of the Corporation, that created or developed Company IP (other than IP that is licensed to the Corporation by third parties) have executed a valid agreement assigning to the Corporation all rights, titles and interests in such Company IP, and the Corporation has recorded each such assignment with the relevant governmental authority in accordance with applicable laws and regulations to the extent that such Company includes patents, patent applications or registrations or applications for other IP.

4.4.6                      Except as set forth in Schedule 4.4.6, the Corporation has the exclusive right to use, license and otherwise exploit the Company IP that is owned by or exclusively licensed to the Corporation, and the Corporation has not conveyed, assigned or licensed (excluding licenses no longer in effect) to any Person any of its rights in and to such Company IP, and the Corporation’s rights in such Company IP are transferable, and the Corporation is not a party to any agreement nor is it bound by any order or judgment restricting the Corporation’s rights to use or otherwise exploit such Company IP.

4.4.7                      Except as set forth in Schedule 4.4.7, the conduct of the business of the Corporation as currently conducted, to the Knowledge of the Corporation, does not infringe upon the Intellectual Property of any Person and the Corporation has not received any notice from any Person alleging or making any such claims of infringement. Except as set forth in Schedule 4.4.7, the Corporation has not received any notice from any Person challenging the Corporation’s ownership of or right to use the Company IP owned by the Corporation or challenging the right to use the Company IP that is licensed to the Corporation or challenging the validity of any of the Company IP that is owned by or exclusively licensed to the Corporation and, to the Knowledge of the Corporation, there is no threatened suit against the Corporation relating to the use of such Company IP or relating to the conduct of the business of the Corporation as currently conducted.

4.4.8                      To the Knowledge of the Corporation, no Person is presently infringing or otherwise violating any of the Company IP that is owned by or exclusively licensed to the Corporation, and the Corporation has not taken any action charging any Person with infringement or violation of any Company IP.

4.4.9                      To the Knowledge of the Corporation, the Corporation has not used or enforced nor attempted to use or enforce the Company IP in a manner that has, or would, result in the abandonment, cancellation or unenforceability of the Company IP.

4.4.10    The Corporation is in compliance, in all material respects, with the agreements pursuant to which the Company IP is licensed to the Corporation, and the Corporation has not received any notice that the Corporation is in breach of any such agreement or that such agreement has been or will be terminated by reason of such breach.

4.4.11                Except as set forth in Schedule 4.4.11, the Corporation is not a party to nor bound by any contract or commitment under which it is required to pay any royalty, license fee or other payment to any Person in relation to the Company IP.

4.4.12                The execution, delivery and performance of this Agreement and the consummation by the Corporation of the transactions contemplated hereby will not constitute a breach of any agreement to which the Corporation is bound that governs the Corporation’s rights to the Company IP.

4.4.13                No federal, state, provincial or other regulatory agency or body has provided any funding to the Corporation which would give such federal, state, provincial or other regulatory agency or body any rights, titles or interest in or to the Company IP and, to the Knowledge of the Corporation, no university, academic institution or similar type of entity has any rights, titles or interests in or to the Company IP.

4.4.14                With respect to all applications for registration of Company IP applied for by the Corporation, to the Knowledge of the Corporation, all obligations of candour, good faith and material information disclosure with respect to the relevant intellectual property office have been met.

4.4.15                With respect to the white paper entitled “Enabling Information Lifecycle Management Today” describing the Assureon Product, the date of publication was after August 9, 2005 and the publication date of such paper is supported by adequate written evidence.

4.4.16                The Corporation has no Knowledge, of any act or fact that invalidates any of the Company IP or any claim thereof.

4.4.17                Subject to the requirements of law, the Corporation has taken reasonable steps to maintain the confidentiality of trade secrets and other confidential information included in the Company IP that is owned by or exclusively licensed to the Corporation, including, requiring all Employees, consultants, independent contractors or other Persons with access to such Company IP to execute appropriate non disclosure agreements with respect to such Company IP.

4.4.18                Except as set forth in Schedule 4.4.18 or as set forth in the product warranties and indemnification obligations provided to customers or users of its Products or as implied by law, the Corporation has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or misuse of any Intellectual Property owned by any third party.

4.4.19                Except as set forth in Schedule 4.4.19, the Corporation is a party to any non competition covenant that specifically limits the Corporation’s right to use Company IP owned by or exclusively licensed to the Corporation to compete with another entity.

4.4.20                The only products currently licensed, distributed, used in or being developed by the Corporation are those listed in Schedule 4.4.20 (the “Products”).

4.5         As to the Financial Condition

4.5.1                      The audited and consolidated financial statements of the Corporation for the fiscal year ended June 30, 2006 and the unaudited consolidated financial statements for the six months ended December 31, 2006 (collectively, the “Financial Statements”), attached hereto at Schedule 4.5.1, present fairly in all material respects the consolidated financial position of the Corporation and its Subsidiaries as of and for the periods then ended and have been prepared in accordance with GAAP, consistently applied.

4.5.2                      Except as set forth in Schedule 4.5.2 or in any other Schedule to this Agreement, the Corporation has good and valid title to all its assets, free and clear of all Encumbrances and such assets are fully paid.

4.5.3                      The Corporation has no outstanding indebtedness, liabilities, contingent or otherwise and is not a party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, other than those identified and quantified in (i) the Financial Statements, (ii) Schedule 4.5.3, or (iii) (a) liabilities incurred in connection with the completion of the transactions herein contemplated, none of which, to the Knowledge of the Corporation, may result in a material adverse change regarding the business, assets, liabilities, financial condition property, prospects or results of operations of the Corporation; (b) the fees provided in Article 9 hereof payable by the Corporation in connection with the transactions contemplated hereby; and (c) liabilities incurred in the ordinary course of business of the types and in amounts consistent with past practice.

4.5.4                      Except as disclosed in Schedule 4.5.4 or identified and quantified in the Financial Statements, the Corporation does not have outstanding any bonds, debentures, notes, mortgages or other indebtedness which mature more than one year after the date of their original creation or issuance and the Corporation has not agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance.

4.5.5                      Other than liabilities contemplated in Section 4.5.3, as of the Closing Date, the Corporation shall not have liabilities, actual or contingent, which exceed in the aggregate $100,000.

4.5.6                      The accounts receivable set out in the Financial Statements were generated in the ordinary course of business, are bona fide transactions, subject only to reasonable reserves for bad debts that have been determined in accordance with GAAP consistent with past practices of the Corporation. The Corporation has no obligation to grant discounts to its clients.

4.5.7                      Except as set forth on Schedule 4.5.7 or in any other Schedule to this Agreement, since December 31, 2006, the Corporation:

(a)                                 has conducted its business in its usual and ordinary course in compliance, in all material respects, with the Applicable Legislation;

(b)                                has not transferred or otherwise disposed of any material assets other than in the ordinary course of business;

(c)                                 has not, outside the ordinary course of business, incurred or authorized the Corporation to incur debts or entered into any transaction, has not authorized any capital expenditures and has not made any advance;

(d)                                has not paid and has not authorized the payment of any dividends or any other forms of remuneration or reimbursement with respect to its issued capital and has not made any distribution of assets of any nature whatsoever to its shareholders;

(e)                                 has not authorized or paid to its Employees any amount, by way of salaries or otherwise, except in the ordinary course of business;

(f)                                   has not been the subject of any material adverse change which could affect its business, assets, liabilities, financial condition property, prospects or results of operations; and

(g)                                has not incurred expense and has not negotiated any transaction outside the ordinary course of business except as provided in this Agreement.

4.5.8                      Schedule 4.5.8 is a complete and correct list (including addresses and account numbers) of each bank, financial institution, trust company or similar institution in which the Corporation has an account or a safety deposit box and the names of all Persons, including any individual or firm holding a power of attorney, authorized to draw thereon or to have access thereto and details as their respective signing authority thereunder.

4.5.9                      All vacation pay, bonuses, commissions and other Employee benefit payments for which the Corporation has any continuing obligation are reflected and have been accrued in the books and records of the Corporation.

4.5.10     The Corporation has not made any payment or loan to, or borrowed any moneys from nor is otherwise indebted to, any director, Employee, shareholder or any Person not dealing at arm’s length or any Affiliate of any of the foregoing, except for the January Notes and the August Notes, as identified and quantified in the Financial Statements or in Schedule 4.5.3 or any other Schedule to this Agreement and except for usual compensation paid in the ordinary course the Business, as reflected in Schedule 4.9.1.

4.5.11     Except for the Shareholders’ Agreement, the employment contracts enumerated in Schedule 4.9.1 and except as disclosed in Schedule 4.5.3 or any other Schedule to this Agreement, the Corporation is not a party to any contract or agreement with any director, Employee, shareholder or any Person not dealing at arm’s length or any Affiliate of any of the foregoing.

4.6         As to the Contracts

4.6.1                      Except as set out in the agreements listed in Schedule 4.6.1 or in any other Schedule to this Agreement, the Corporation is not a party to or bound by any:

(a)                                 contract, agreement or commitment which expires or may expire more than one year after the date hereof other than any contract, agreement or commitment terminable by the Corporation without penalty on less than 90 days prior written notice;

(b)                                contract, agreement or commitment for the purchase of materials, supplies or services, including the manufacture of the products designed by the Corporation, which requires payment of more than $50,000 in the case of any single contract, agreement or commitment except for purchases of inventories in the ordinary course of the business of the Corporation, consistent with past practice;

(c)                                 contract, agreement or commitment for the purchase or sale of any equipment or fixed or capital assets having a fair value in excess of $100,000;

(d)                                management, consulting or similar contract, agreement or commitment;

(e)                                 contract, agreement or commitment for the development, supply or manufacturing of components, of any nature, useful or necessary for the development or manufacture of the Corporation’s products;

(f)                                   license or royalty agreement relating to Company IP except those software licenses for Mass Market Software and except those licenses granted by the Corporation in the course of the business and the consulting services agreements relating thereto;

(g)                                contract, agreement or commitment to make any gift of any of its property, other than donations made in the ordinary course of the business, consistent with past practice;

(h)                                contract, agreement or commitment which materially adversely affects or could materially adversely affect the Corporation’s business, assets, liabilities, condition property or results of operations or is or is reasonably likely to be materially burdensome to it;

(i)                                    Material Contract;

(j)                                    any lease, agreement in the nature of a lease or agreement to lease whether as lessor or lessee, and whether in respect of immovable or movable property, except for any lease or agreement in the nature of a lease relating to movable property where the aggregate annual payments under such lease or agreement and under any related service or maintenance or similar contract do not exceed $50,000; or

(k)                                 material contract, agreement or commitment which was not made in the ordinary course of the Corporation’s business, consistent with past practice.

All such contracts, agreements and commitments represent valid and binding obligations of the parties thereto, enforceable against them pursuant to the terms and provisions of such contracts, agreements and commitments.

A complete executed copy of such material contracts, agreements and commitments and their respective amendments, as the case may be, have been provided to the Investor.

The Corporation is not in default or breach in any material respect of any such contract, agreement and commitments (including the contracts, agreements, commitments and other instruments referred to in any Schedule to this Agreement) and, to the Knowledge of the Corporation, there exists no state of facts which after notice or the passage of time, or both, would constitute such a default or breach, and all such contracts, agreements and commitments are in good standing and the Corporation is entitled to all benefits, rights and privileges thereunder.

4.6.2                      The Corporation has granted no irrevocable mandate, proxy or power of attorney to anyone for any reason whatsoever that remains outstanding.

4.6.3                      The Corporation is not bound and does not have any obligation to pay, in cash or otherwise, a commission, fee, bonus or any other consideration in relation with the subscription by the Investor of the Subscribed Shares.

4.6.4                      Neither the Corporation nor, any of its Key Employees, is bound by any non-competition undertaking or agreement restricting the activities each may carry on for the Corporation.

4.6.5                      The Corporation has and will maintain adequate insurance policies on its assets, and with respect to operations of the Corporation. Each of the policies covers risks normally covered by companies operating businesses similar to that of the Corporation and for amounts which would be maintained by a prudent administrator; such insurance policies are in full force and effect and the Corporation is not in default thereunder, including in respect of the payment of any premium.

4.7         As to the Tax Matters

4.7.1                      All reports, filings and returns of the Corporation in respect of income or other taxes, whether federal, state, provincial, county, local, municipal or foreign, including investment tax credits and credits for scientific research and experimental development (collectively, the “Taxes”), have been duly prepared and filed in good faith, and to the Corporation’s Knowledge, the Corporation has paid all taxes which are due and payable as shown on such returns and has made adequate provision for the payment of all taxes not due and payable or for any prior taxation year and the current taxation year, and has paid all assessments and reassessments and all sales taxes, customs or excise duties, governmental charges or assessments, penalties, interest and fines due and payable by the Corporation and, without limiting the generality of the foregoing, to the Corporation’s Knowledge, no proceeding or other action has been taken or threatened against the Corporation for the reassessment or collection of additional Taxes and the Corporation has no knowledge that it will become the object of an audit, investigation, notice or assessment with respect thereto, except in the ordinary course.

4.7.2                      The Corporation has not been audited nor has there been any investigation of the Corporation by a Tax authority other than in the ordinary course.

4.8         As to Legal Matters

Except as set out in Schedule 4.8, there is no claim, action, suit or other similar proceeding (whether civil, administrative, regulatory, quasi-criminal, criminal or other); no arbitration or other dispute settlement procedure; no investigation or inquiry by any governmental, administrative, regulatory or other similar body; or any similar matter or proceeding (collectively “proceedings”) against or involving the Corporation (whether in progress or threatened); there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Corporation and to Corporation’s Knowledge, no event has occurred which is reasonably likely to give rise to any proceedings.

4.9         As to the Employees

4.9.1                      Except as set out in Schedule 4.9.1, the Corporation is not a party to or bound by any written or oral contract or commitment for the employment of any Employee or hiring of any consultant or independent contract.

4.9.2                      To the Corporation’s Knowledge, none of its Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Corporation or that would conflict with the Corporation’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Corporation’s business by the Employees, nor the conduct of the Corporation’s business as now conducted, will, to the Corporation’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such Employee is now obligated.

4.9.3                      The Corporation is not delinquent in payments to any of its Employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such Employees, consultants, or independent contractors. The Corporation has complied in all material respects with all applicable federal, state and provincial equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Corporation has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from Employees of the Corporation and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

4.9.4                      To the Corporation’s knowledge, no Key Employee intends to terminate employment with the Corporation or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Corporation have a present intention to terminate the employment of any of the foregoing. Except as set forth in Schedule 4.9.1, the employment of each Employee of the Corporation is terminable at the will of the Corporation. Except as set forth in Schedule 4.9.1 or as required by law, upon termination of the employment of any such Employees, no severance or other payments will become due. Except as set forth in Schedule 4.9.1, the Corporation has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

4.9.5                      The Corporation has not made any representations regarding equity incentives to any officer, Employees, director, consultant or independent contractor that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board.

4.9.6                      Each former CEO, CFO or CTO of the Corporation whose employment was terminated by the Corporation has entered into an agreement with the Corporation providing for the full release of any claims against the Corporation or any related party arising out of such employment.

4.9.7                      Schedule 4.9.1 sets forth each employee benefit plan maintained, established or sponsored by the Corporation, or which the Corporation participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Corporation has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all Applicable Legislation for any such employee benefit plan.

4.9.8                      The Corporation is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Corporation, has sought to represent any of the Employees. There is no strike or other labor dispute involving the Corporation pending, or to the Corporation’s Knowledge, threatened, which could have a material adverse effect in the business, assets, liabilities, financial condition property of the Corporation, nor is the Corporation aware of any labor organization activity involving its Employees.

4.9.9                      To the Corporation’s Knowledge, none of the Key Employees or directors of the Corporation (a) is subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) has been convicted of, or is currently under indictment for, any felony; (c) has been subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal, provincial or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4.9.10                Every Employee, consultant and independent contractor of the Corporation that has been responsible for or participated in the development of any of the Company IP (other than Intellectual Property that is licensed to the Corporation) has executed an agreement (an “IP Assignment Agreement”), which includes the transfer by the Employee, consultant or independent contractor to the Corporation or Subsidiary, as the case may be, of all rights held by the Employee, consultant or independent contractor to such Company IP.

4.9.11                (i) Every Employee, consultant and independent contractor of the Corporation who has had access to any of the trade secrets or confidential information that relates to the Assureon Product, including such trade secrets and confidential information included with the Company IP, and (ii) to the Knowledge of the

Corporation, every Employee, consultant and independent contractor of the Corporation who has had access to any of the other trade secrets or confidential information of the Corporation that is material to the business of the Corporation as currently conducted, has executed a non-disclosure and confidentiality undertaking with respect to such trade secrets or confidential information.

4.10                           As to the Disclosure of all Material Facts

No representation or warranty by the Corporation in this Agreement or the Schedules attached hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading. Except as otherwise provided or disclosed herein or in disclosure schedules, the Corporation is not aware of any fact about the Corporation which might adversely affect the business, assets, liabilities, financial condition, property, or results of operations of the Corporation which, if known to the Investor, might reasonably have affected its decision to subscribe for the Subscribed Shares. The Corporation has made available to the Investor all the information reasonably available to the Corporation that the Investor has requested for dealing to acquire the Subscribed Shares, including certain of the Corporation’s projections and such projections were prepared in good faith.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

5.1         The Investor hereby represents and warrants to the Corporation, that:

5.1.1                      The Investor is a public legal person duly constituted under the Act to establish the Fonds de solidarité des travailleurs du Québec. The Investor has full power and authority to enter into all of the Transaction Documents. The Transaction Documents to which the Investor is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.1.2                      The Investor understands that no public market now exists for the Subscribed Shares, and that the Corporation has made no assurances that a public market will ever exist for the Subscribed Shares.

5.1.3                      The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and an accredited investor as defined in Regulation 45-106 of the Securities Act (Québec).

5.1.4                      Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Subscribed Shares.

5.1.5       The Investor has the capacity, the power and is duly qualified to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. These agreements have been duly signed by an authorized representative of the Investor and they do not contravene any Applicable Legislation and each of these agreements is a valid and binding obligation of the Investor, enforceable in accordance with their terms subject to usual reservations relating to solvency and unenforceable rights.

5.1.6       The Investor acknowledges that it is not relying upon any Person, other than the Corporation and its officers and directors, in making its investment or decision to invest in the Corporation.

5.1.7       The Investor further represents that it has had an opportunity to ask questions and receive answers from the Corporation regarding the business, properties, prospects and financial conditions of the Corporation.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS

All of the representations and warranties of the Corporation, on the one hand, and the Investor, on the other hand, contained herein shall survive the Closing hereunder and continue in full force and effect, even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing.

ARTICLE 7
CLOSING AND CONDITIONS OF CLOSING

7.1                                Time and Place of Closing

Subject to the terms and conditions herein, the Closing shall take place at 10:00 a.m. (Montréal time) on the Closing Date at the offices of Osler, Hoskin & Harcourt LLP, 1000 de La Gauchetière Street, Suite 2100, Montréal, Québec, H3B 4W5.

7.2                                Conditions Precedent to Closing

The conditions precedent to the Investor’s obligations to close the subscription and purchase of its Subscribed Shares under Article 2 and contemplated herein are as follows:

7.2.1                      As of the Closing Date the Corporation shall have:

(a)                                 obtained from all Persons such approvals, waivers, consents or releases as are required under Applicable Legislation or agreements to permit the execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including with respect to the business of the Corporation and the filing of certificate of amendment to amend the Preferred Stock to the satisfaction of the Investor;

(b)                                submitted to the Investor the most recent Financial Statements, which shall be to the satisfaction of the Investor;

(c)                                 submitted to the Investor evidence of the disbursement, in form satisfactory to the Investor, by Terrapin Partners LLC of US$3,000,000 pursuant to the subscription of Terrapin Partners LLC to an 8% secured convertible subordinated bridge note issued by the Corporation on November 2, 2006 (the “Terrapin Loan”).

(d)                                submitted to the Investor, copy of employment agreements with the Key Employees.

7.2.2                      As of the Closing Date, the Existing Noteholders shall have:

(a)           converted the January 2006 Promissory Notes into Series C Preferred Stock at a conversion price of $0.39667 per share); and

(b)           converted the August 2006 Promissory Notes into Series C Preferred Stock at a conversion price of $0.50 per share).

7.2.3                      Concurrently with the Closing, the Corporation shall make a capital contribution to or for the benefit of Nexsan Canada, in an amount of at least $2,000,000.

7.2.4                      At the Closing Date, the Investor is satisfied that the following have been executed and delivered:

(a)                                 the Transaction Documents in a form acceptable to the Investor;

(b)                                the Restated Certificate is in form acceptable to the Investor;

(c)                                 to the Investor, a share certificate representing the Subscribed Shares, duly and validly registered in its name;

(d)                                an opinion of legal counsel for the Corporation in a form acceptable to the Investor and its legal counsel;

(e)                                 a written confirmation in the form annexed as Schedule 7.2.4 from the Chief Financial Officer of the Corporation that all deductions at source and other remittances and payments required by relevant governmental authorities to have been paid prior to Closing have been paid or are being contested in good faith by appropriate proceedings and where failure to comply would result in personal liability to the director’s of the Corporation;

(f)                                   a certified copy of the resolutions of the directors of the Corporation approving the allotment and issuance of the Subscribed Shares contemplated in Article 2;

(g)           a Corporation cheque or wire transfer payable to Osler, Hoskin & Harcourt for services rendered to the Investor on or prior to the Closing Date or as otherwise related to the Closing;

(h)           all other documents as the Investor may reasonably requests pursuant to the terms and conditions contained in this Agreement and the other Transaction Documents;

7.2.5       At the Closing Date, no action or proceeding at law or in equity shall be pending or threatened by any Person, including any government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and issuance of the securities contemplated hereby.

7.2.6       At the Closing Date, the issuance of the Subscribed Shares to the Investor shall be exempted from the prospectus and registration requirements of all Canadian securities legislation and exempt from or not subject to the registration requirements of the Securities Act.

7.2.7       As at the Closing Date the Corporation shall not be in Default.

7.2.8       On or before the Closing Date, the Investor shall have obtained a favorable opinion from Fonds’ fiscal department with respect to the structure of the financing.

7.2.9       On or before the Closing Date, the Investor shall have obtained a favorable opinion by the Fonds with respect to the eligibility of the investment pursuant to the act constituting the Fonds.

7.2.10     On or before the Closing Date, the Investor shall have completed its business, affairs, financial, legal, environmental, technical, management and its employee relations due diligence inquiries to its sole satisfaction.

ARTICLE 8
INDEMNIFICATION

The Corporation shall indemnify and hold harmless the Investor, and the Persons designated by such Investor to act as members or observers of the Board or of any committee established by the Board (collectively, the “Indemnified Parties”) from all damages, losses, obligations, liabilities, claims, charges, costs and expenses (including, without limiting the generality of the foregoing, any reduction in value of the Subscribed Shares, and together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses) in connection with each and all of the following:

(a)                                 any material untruth, inaccuracy or breach of any representation or warranty made by the Corporation in this Agreement or any other Transaction Document; and

(b)                                the material breach of any covenant, agreement or obligation of the Corporation or any Subsidiary of the Corporation in this Agreement or any other Transaction Document.

Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Parties shall promptly notify the Corporation in writing in accordance with Article 10 hereof, of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim by a third party, the notice to the Corporation shall specify, if known, a reasonable estimate of the amount of the liability arising therefrom.

ARTICLE 9
FEES

Legal fees and expenses of the Investor in connection with this Agreement and the other transactions contemplated herein, including post-closing matters related therewith, shall be paid by the Corporation to Osler, Hoskin & Harcourt LLP at Closing. The Corporation also agrees to pay at Closing all external fees and expenses incurred by the Investor in connection with its due diligence review, including legal, accounting, and other professional fees and expenses in an amount not to exceed $89,000 plus applicable taxes and disbursements.

ARTICLE 10
NOTICE

10.1                          Any notice or other communication required herein shall be given in writing and (i) transmitted by telecopier (provided that a copy is subsequently sent by messenger and its receipt confirmed) (ii) sent by recognized overnight delivery services such as Federal Express or (iii) delivered by hand:

To the Corporation:

Nexsan Corporation

21700 Oxnard Street

Suite 1850

Woodland Hills, California  91367

Attention:  Chief Executive Officer

Telecopier:  (818) 936-0159

If after May 1, 2007:

Nexsan Corporation

555 St. Charles Drive

Suite 202

Thousand Oaks, California  91360

Attention:  Chief Executive Officer

Telecopier:  (818) 936-0159

With a copy to:

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, New York  10020

Attention:  Denise M. Tormey

Telecopier:  (212) 768-6800

To Fonds:

Fonds de solidarité des Travailleurs (F.T.Q.)

545 Crémazie Boulevard East, Suite 200

Montréal, QC H2M 2W4

Attention:  Vice-President, Legal Affairs

Telecopier:  (514) 383-2500

With a copy to:

Osler, Hoskins & Harcourt LLP

1000 de La Gauchetière Street West, Suite 2100

Montréal, QC H3B 4W5

Attention:  Shahir Guindi

Telecopier:  (514) 904-8101

or, for each Party, to any other address or any other telecopier number which may be designated by such Party in a written notice transmitted to the other Parties.

10.2                          The notices or communications provided in Section 10.1 shall be presumed to have been received (i) the next Business Day after delivery to a recognized overnight delivery service or (ii) the day they are sent, if delivered by hand or transmitted by telecopier during normal business hours; failing this, the telecopy transmission shall be deemed to have been received the next Business Day.

10.3                          All notices must specify the delay in which a decision or an act must be made and must set forth all of the material elements on which a decision or an act is to be made.

ARTICLE 11

11.1                          Public Notices

All public notices to third parties and all other publicity concerning the transactions contemplated by this Subscription Agreement shall be jointly planned and co-ordinated by the Investor and the Corporation, and no party shall act unilaterally in this regard without the prior approval of the other parties (such approval not to be unreasonably withheld), except in the case of the Corporation for communications made in confidence to employees, directors, investors and lenders of the Corporation affected by such transaction. The transaction herein described are confidential and the Corporation agrees not to disclose same to any third party other than its professional advisers or as required by law or legal process, except as herein provided or with prior approval.

11.2                          Assignment

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Corporation may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party.

11.3                          Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.4                          Successors and Assigns

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

11.5                          Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law principles that would result in the application of the law of any other jurisdiction. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the United States federal or state courts located in the State of New York and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

11.6                          Amendments

No modification or amendments to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

11.7                          Waivers

No waiver by any of the Parties hereto of the conditions, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or as a waiver of any condition nor of the breach of any other term, covenant, representation or warranty contained in this Agreement.

11.8                          Time of the Essence

Subject to any applicable cure period, time is of the essence in this Agreement. Following notice of default and a reasonable opportunity to cure, each Party shall be in default by the mere lapse of time for the performance of any of its obligations hereunder without the necessity of any further notice to that effect.

11.9                          No Finder’s Fee

Each of the Party represents that it neither is or will be obligated to any finder’s fee or commission in connection with this transaction.

11.10                    Injunctive Relief

Any breach of any provisions of this Agreement, without prejudice to any other recourse or remedy provided by this Agreement or by law, shall give rise to a recourse for injunctive relief or to any other recourse intended to stop the breach which the Parties recognize to be an appropriate recourse and to which they expressly and irrevocably consent, if the conditions required for such recourse are met.

11.11                    Counterparts

This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

11.12                    Language

The Parties hereto confirm that they have agreed that this Agreement and all documents relating hereto be drafted in English. Les Parties aux présentes confirment qu’elles ont accepté que la présente convention de même que tous les documents s’y rattachant soient rédigés en anglais.

[Remainder Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement at the place and on the date referred to above.

NEXSAN CORPORATION		FONDS DE SOLIDARITÉ DES
TRAVAILLEURS DU QUÉBEC (F.T.Q.)

By:	/s/ Philip Black	By:	/s/ Jacques Bernier
	Name: Philip Black		Jacques Bernier
	Title: Chief Executive Officer		Senior Vice-President Information
Technologies, Telecommunications and
Industrial Innovations